Exhibit 10.4 Property Excess Of Loss Agreement of Reinsurance No. TP1600E with Swiss Reinsurance America Corporation effective January 1, 2003

TABLE OF CONTENTS

to
AGREEMENT OF REINSURANCE
NO. 9034
between
PHILADELPHIA INDEMNITY COMPANY
PHILADELPHIA INSURANCE COMPANY
and
GENERAL REINSURANCE CORPORATION

GENERAL REINSURANCE CORPORATION

PROPERTY EXCESS OF LOSS
AGREEMENT OF REINSURANCE
NO. TP1600E

EFFECTIVE: JANUARY 1, 2003

between

PHILADELPHIA INDEMNITY COMPANY
PHILADELPHIA INSURANCE COMPANY
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

and

SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York

PROPERTY EXCESS OF LOSS AGREEMENT OF REINSURANCE NO. TP1600E

ARTICLE	CONTENTS	PAGE

	PREAMBLE	1
I	SCOPE OF AGREEMENT	1
II	PARTIES TO THE AGREEMENT	1
III	COMMENCEMENT AND TERMINATION	2
IV	LIMIT AND RETENTION	2
V	DEFINITIONS	3
VI	OTHER REINSURANCE	7
VII	EXCLUSIONS	7
VIII	REINSURANCE PREMIUM	10
IX	REPORTS AND REMITTANCES	10
X	MANAGEMENT OF CLAIMS AND LOSSES	11
XI	RECOVERIES	12
XII	TERRORISM EXCESS RECOVERY	12
XIII	ERRORS AND OMISSIONS	13
XIV	SPECIAL ACCEPTANCES	14
XV	RESERVES AND TAXES	14
XVI	OFFSET	14
XVII	INSPECTION OF RECORDS	14
XVIII	ARBITRATION	14
XIX	INSOLVENCY OF THE COMPANY	15
	SIGNATURES	16

ATTACHMENTS:	INSOLVENCY FUNDS EXCLUSION CLAUSE NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - U.S.A. LARGE INSURABLE VALUES EXCLUSION CLAUSE

PROPERTY EXCESS OF LOSS
AGREEMENT OF REINSURANCE
NO. TP1600E
(hereinafter referred to as the “Agreement”)

between

PHILADELPHIA INDEMNITY COMPANY
PHILADELPHIA INSURANCE COMPANY
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004
(hereinafter referred to as the “Company”)

and

SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York
(hereinafter referred to as the “Reinsurer”)

In consideration of the promises set forth in this Agreement, the parties agree as follows:

ARTICLE I – SCOPE OF AGREEMENT

A.	As a condition precedent to the Reinsurer’s obligations under this Agreement, the Company shall cede to the Reinsurer the business described in this Agreement, and the Reinsurer shall accept such business as reinsurance from the Company.

B.	This Agreement shall apply to Property Business written by the Company, which is defined as insurance and classified in the NAIC form of annual statement as fire, allied lines, inland marine, commercial multiple peril (property coverages), homeowners multiple peril (property coverages) or automobile physical damage (comprehensive and collision) when written on a garage open lot basis, plate glass, and burglary and theft, except those lines specifically excluded in the section entitled Exclusions, on Risks wherever located in the United States of America, its territories and possessions. On policies which provide coverage beyond these territorial limits, the territorial limits of this Agreement shall be identical with those of the Company’s policies.

ARTICLE II – PARTIES TO THE AGREEMENT

This Agreement is solely between the Company and the Reinsurer. When more than one Company is named as a party to this Agreement, the first Company named shall be the agent of the other companies as to all

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matters pertaining to this Agreement. Performance of the obligations of each party under this Agreement shall be rendered solely to the other party. However, if the Company becomes insolvent, the liability of the Reinsurer shall be modified to the extent set forth in the article entitled Insolvency of the Company. In no instance shall any insured of the Company or any claimant against an insured of the Company have any rights under this Agreement.

ARTICLE III – COMMENCEMENT AND TERMINATION

A.	This Agreement shall apply to new and renewal policies of the Company becoming effective at and after 12:01 a.m., January 1, 2003, and to policies of the Company in force at 12:01 a.m., January 1, 2003, with respect to claims and losses resulting from Occurrences taking place at and after the aforesaid time and date, and shall continue in force until terminated in accordance with the provisions set forth in Paragraph B. below.

B.	Either party may terminate this Agreement at any calendar quarter by sending to the other, by registered mail to its principal office, notice stating the time and date when, not less than 90 days after the date of mailing of such notice, termination shall be effective. Upon termination of this Agreement at the Company’s option:

1.	The Reinsurer shall continue to be liable, with respect to policies in force at the time and date of termination, for claims and losses resulting from Occurrences taking place until the expiration, cancellation, or next anniversary date, not to exceed one year, of each such policy of the Company, whichever occurs first. The reinsurance premium for policies in force at the time and date of termination shall be calculated by applying the provisions of the Article entitled Reinsurance Premium to the monthly earned premiums that derive from the unearned premium applicable to policies in force at the time and date of termination.

2.	The Reinsurer shall not be liable for any claims or losses resulting from Occurrences taking place at and after the effective time and date of termination.

Prior to the termination date, the Company shall advise the Reinsurer as to which of the above options shall apply.

ARTICLE IV – LIMIT AND RETENTION

A.	As respects one or more than one Line of Business covered under this Agreement, the Company shall retain the first $10,000,000 of Net Loss as respects each risk in any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Net Loss exceeds the Company’s retention of $10,000,000, but the liability of

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the Reinsurer shall never exceed $5,000,000 each risk any one Loss Occurrence, nor shall the Reinsurer’s liability from all Risks in each Occurrence exceed $15,000,000.

B.	It is understood that the liability of the Reinsurer shall not exceed $5,000,000 with respect to all Net Loss and Adjustment Expenses combined arising out of all loss or damage or indirectly arising out of, caused by or resulting from all Terrorism Loss Occurrences taking place during each calendar year regardless of any other cause or event contributing to such loss or damage in any way or at any time, or whether such loss or damage is accidental or intentional.

C.	Reinsurance of the Company’s retention, set forth above, shall not be deducted in arriving at the Company’s Net Loss herein.

ARTICLE V – DEFINITIONS

A.	Company Retention

This term shall mean the amount the Company and its underlying reinsurer shall retain for their own account; however, this requirement shall be satisfied if this amount is retained by the Company or its affiliated companies under common management or common ownership.

B.	Net Loss

This term shall mean all payments by the Company within the terms and limits of its policies in settlement of claims or losses, after deduction of salvage and other recoveries and after deduction of amounts due from all other reinsurance, except underlying reinsurance and catastrophe reinsurance, whether collectible or not. This term shall include Adjustment Expense. If the Company becomes insolvent, this definition shall be modified to the extent set forth in the article entitled Insolvency of the Company.

Notwithstanding the provisions of the article entitled Management of Claims and Losses, this term shall also include 100% of Losses in Excess of Policy Limits and 100% of Extra Contractual Obligations.

Nothing in this definition shall imply that losses are not recoverable hereunder until the Company’s Net Loss has been finally ascertained.

C.	Adjustment Expense

This term shall mean expenditures by the Company within the terms of its policies in the direct defense of claims and in connection with Losses in Excess of Policy Limits and in connection with Extra Contractual Obligations and as allocated to an individual claim or

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loss (other than for office expenses and for the salaries and expenses of employees of the Company or of any subsidiary or related or wholly owned company of the Company) made in connection with the disposition of a claim, loss, or legal proceeding including investigation, negotiation, and legal expenses; court costs; prejudgment interest; and postjudgment interest.

Notwithstanding the provisions of the article entitled Management of Claims and Loses, this term shall also be deemed to include any expenses incurred by the Company in bringing or in defending a declaratory judgment action brought to determine the Company’s obligations to its insured with respect to a specific claim under a policy (or coverage part thereof) reinsured hereunder. However, the amount of any declaratory judgment expense that may be included in computation of Adjustment Expense shall not exceed the lesser of the amount of insurance under the policy or the Reinsurer’s Limit of Liability for each Risk under this Agreement.

The date on which a declaratory judgment expense is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence.

D.	Losses in Excess of Policy Limits and Extra Contractual Obligations

1.	The term “Loss in Excess of Policy Limits” shall mean a payment made to a third party claimant in excess of policy limit which the Company is legally obligated to pay resulting from an action taken by the insured or assignee arising from a third party claimant being awarded an amount in excess of the Company’s policy limit as a result of the Company’s failure to settle within the policy limit of the Company’s alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

2.	The term “Extra Contractual Obligation” shall mean a loss which the Company is legally obligated to pay, which is not covered under any other provision of this Agreement and which arises from the Company’s handling of any claim on the policies reinsured hereunder which have limits of liability greater than the Company Retention.

The date on which a Loss in Excess of Policy Limits or an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original Occurrence.

There shall be no coverage hereunder where the Loss in Excess of the Policy Limit or the Extra Contractual Obligation has been incurred due to the fraud or criminal conduct of a member of the Board of Directors, a corporate officer of the Company, or any other employee of the Company, acting individually or collectively or in collusion

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with any individual or corporation or any other organization or party involved in the investigation, defense or settlement of any claim covered hereunder.

Any insurance or reinsurance, whether collectible or not, which indemnifies or protects the Company against claims which are the subject matter of this definition and any contribution, subrogation, or recovery shall inure to the benefit of the Reinsurer and shall be deducted to arrive at the amount of the Company’s Net Loss.

E.	Risk

The Company shall establish what constitutes one Risk, provided:

1.	A Building and its contents, including time element coverages, shall never be considered more than one Risk;

2.	When two or more Buildings and their contents are situated at the same general location, the Company shall identify on its records at the time of acceptance by the Company those individual Buildings and their contents that are considered to constitute each Risk; if such identification is not made, all of the Buildings and their contents situated at the same general location shall be considered one Risk.

F.	Building

This term shall mean each separately roofed structure enclosed within exterior walls.

G.	Loss Occurrence

A.	The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

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2.	As regards riot, riot attending a strike, civil commotion, vandism and malicious mischief, all individual losses sustained by the Company, occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s Loss Occurrence.

4.	As regards Freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s Loss Occurrence.

5.	As regards Terrorism, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. Should such an event of Terrorism give rise to other perils which, in an unbroken chain of causation, have occasioned the losses, the cause of the losses is understood to be that event of Terrorism.

a.	“Terrorism,” for purposes of this Agreement, shall mean any actual or threatened violent act or act harmful to human life, tangible or intangible property or infrastructure directed towards or having the effect of (i) influencing or protesting against any de jure or de facto government or policy thereof, (ii) intimidating, coercing or putting in fear a civilian population or section thereof for the purpose of establishing or advancing a specific ideological, religious or political system of thought, perpetrated by a specific individual or group directly or indirectly through agents acting on behalf of said individual or group or (iii) retaliating against any country for direct or vicarious support by that country of any other government or political system.

b.	Any act declared pursuant to the Terrorism Risk Insurance Act of 2002 shall also be considered “Terrorism” for purposes of this Agreement.

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B.	For all Loss Occurrences the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event except for those Loss Occurrences referred to in 1., 2. and 5. above, where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C.	No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

H.	Company’s Subject Earned Premium

This term shall mean the premium earned by the Company on the business reinsured hereunder, after deduction from such earned premium of the portion paid for reinsurance which inures to the benefit of the Reinsurer.

ARTICLE VI – OTHER REINSURANCE

The obligations of the Company to reinsure business falling within the scope of this Agreement and of the Reinsurer to accept such reinsurance are mandatory and no other reinsurance (either facultative or treaty) is permitted, except as provided for below.

The Company may purchase facultative excess of loss reinsurance or facultative share reinsurance within the liability of the Reinsurer, if, in the underwriting judgment of the Company, the Reinsurer will be benefited thereby. In no event, however, shall the amount required with respect to the Company Retention be reduced.

Recoveries from catastrophe reinsurance shall be deemed not to reduce the amount required with respect to the Company Retention.

ARTICLE VII – EXCLUSIONS

This Exhibit shall not apply to:

A.	Reinsurance assumed by the Company other than reinsurance of primary business assumed from affiliated companies;

B.	Nuclear incident per the Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance attached hereto;

C.	“Self-insurance” or “self-insured obligations”, howsoever styled, of the Company, its affiliates or subsidiaries, or any insurance

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wherein the Company, its affiliates or subsidiaries, are named as the insured party, either alone or jointly with some other party, notwithstanding that no legal liability may arise in respect thereof by reason of the fact that the Company, its affiliates or subsidiaries, may not be obligated by law to pay a claim to itself, its affiliates or subsidiaries;

D.	Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations;

E.	Any liability of the Company arising from its participation or membership in any insolvency fund;

F.	Any loss or damage which is occasioned by war, including undeclared or civil war, warlike action by a military force, including action in hindering or defending against an actual or expected attack, by any government, sovereign or other authority using military personnel or other agents; or insurrection, rebellion, revolution, usurped power or action taken by governmental authority in hindering or defending against any of these; however, this exclusion shall not apply to any policy which contains a standard war exclusion;

G.	Risks written on a layered basis, whether primary or excess of loss, or policies written with a deductible or franchise of more than $500,000; however, this exclusion shall not apply to policies which provide a percentage deductible or franchise in connection with windstorm, earthquake or flood;

H.	Pollution to the extent excluded in the Company’s policies. Nevertheless, if the insured elects to purchase any “buy back” or additional coverage options, such options shall not be covered hereunder;

I.	Insurance against earthquake, except when written in conjunction with fire and otherwise eligible perils;

J.	Insurance on growing crops;

K.	Insurance against flood, waves, tidal waves, overflow of any body of water, or their spray, all whether driven by wind or not, except when written in conjunction with fire and otherwise eligible perils;

L.	Business classified as fidelity, however this exclusion shall not apply to crime and fidelity with limits no greater than $1,000,000 when written as such;

M.	Credit insurance;

N.	Business classified as boiler and machinery;

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O.	Mortgage impairment insurance and similar kinds of insurance, howsoever styled, providing coverage to an insured with respect to its mortgagee interest in property or its owner interest in foreclosed property;

P.	Difference in conditions insurance and similar kinds of insurance, howsoever styled;

Q.	Risks which have a total insurable value of more than $250,000,000; however, this exclusion shall not apply if the Company writes 100% of the Risk;

R.	Losses with respect to overhead transmission and distribution lines and their supporting structures, other than those on or within 1,000 feet of the insured premises. However, public utilities extension and/or suppliers extension and/or contingent business interruption coverage are not subject to this exclusion, provided these are not part of a transmitters’ or distributors’ policy.

S.	Offshore property Risks;

T.	Inland marine business with respect to the following:

1.	Cargo insurance when written as such with respect to ocean vessels;

2.	Faulty film, tape, processing and editing insurance and cast insurance;

3.	Drilling rigs for natural fuels;

4.	Furriers’ customers policies;

5.	Insurance on livestock under so-called “mortality policies”,

6.	Mining equipment while underground;

7.	Registered mail and armored car insurance;

U.	Loss of, damage to, or failure of, or consequential loss resulting therewith (including but not limited to earnings and extra expense) of satellites, spacecraft, and launch vehicles, including cargo and freight carried therein, in all phases of operation (including but not limited to pre-launch, launch, and in-orbit).

V.	Ex-gratia payments made by the Company, however this exclusion shall not apply if the Reinsurer give its prior approval.

W.	Mobile homes unless written as part of a commercial multiple peril policy.

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X.	Large Insurable Values as per the attached Large Insurable Values Exclusion Clause, which is made part of this Agreement.

If the Company is bound without knowledge of or contrary to the instructions of the Company’s supervisory underwriting personnel, or any business falling within the scope of one or more of the exclusions set forth in this section, these exclusions, except A. through F., H., J., L., M. and O. shall suspend with respect to such business until 60 days after an underwriting supervisor of the Company acquires knowledge of such business.

ARTICLE VIII – REINSURANCE PREMIUM

A.	The Company shall pay to the Reinsurer a premium for the reinsurance provided hereunder at a rate of 1.23%. Such rate shall be applied to the Company’s Subject Earned Premium for the calendar year under calculation.

B.	The term “Subject Earned Premium” as used herein is equal to the sum of the Net Premiums Written on the business covered hereunder during the period under consideration, plus the unearned premium reserve as respects premiums in force at the beginning of such period, less the unearned premium reserve as respects premiums in force at the end of the period, said unearned premium is to be calculated on an actual daily basis or in accordance with the Company’s methodology, as agreed.

C.	The term “Net Premiums Written” shall mean gross premiums written less returns, allowances and reinsurances which inure to the benefit of the Reinsurer.

D.	The following percentages of the Company’s premium shall be allocated to the business covered under this Agreement: 100% Businessowners.

ARTICLE IX – REPORTS AND REMITTANCES

A.	Reinsurance Premium

Within 25 days after the close of each calendar quarter, the Company shall render to the Reinsurer a report of the reinsurance premium for the quarter with respect to the Company’s Subject Earned Premium during the quarter, summarizing the reinsurance premium by line of insurance; and the amount due the Reinsurer shall be remitted with 25 days after the close of the quarter.

B.	Claims and Losses

The Company shall report promptly to the Reinsurer, but within no more than 25 days after the Company becomes aware of the claim or

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loss, each claim or loss which, in the Company’s opinion, may involve the reinsurance afforded by this Agreement. The Company shall also report promptly to the Reinsurer, but within no more than the 25 day time period stipulated above, any action alleging Extra Contractual Obligations against the Company or any declaratory judgment action brought by or against the Company on the business reinsured hereunder. The Company shall advise the Reinsurer of the estimated amount of Net Loss and Adjustment Expense in connection with each such claim or loss and of any subsequent changes in such estimates.

Promptly upon receipt of a definitive statement of Net Loss and Adjustment Expense from the Company, but within no more than 25 days after receipt of such statement, the Reinsurer shall pay to the Company the Reinsurer’s portion of Net Loss and the Reinsurer’s portion of Adjustment Expense, if any. The Company shall report to the Reinsurer any subsequent changes in the amount of Net Loss and/or Adjustment Expense, and the amount due either party shall be remitted promptly, but within no more than 25 days after receipt of such report.

C.	P.C.S. Catastrophe Bulletins

The Company shall furnish to the Reinsurer, upon request, the following information with respect to each catastrophe set forth in the Catastrophe Bulletins published by the Property Claim Services:

1.	The preliminary estimates of the amount recoverable from the Reinsurer;

2.	The Reinsurer’s portion of claims, losses, and Adjustment Expenses paid less salvage recovered during each calendar quarter;

3.	The Reinsurer’s portion of reserves for claims, losses, and Adjustment Expenses at the end of each calendar quarter.

D.	General

In addition to the reports required by (a), (b), and (c) above, the Company shall furnish such other information as may be required by the Reinsurer for the completion of the Reinsurer’s quarterly and annual statements and internal records.

All reports shall be rendered on forms or in format acceptable to the Company and the Reinsurer.

ARTICLE X – MANAGEMENT OF CLAIMS AND LOSSES

The Company shall investigate and settle or defend all claims and losses. When requested by the Reinsurer, the Company shall permit the

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Reinsurer, at the expense of the Reinsurer, to be associated with the Company in the defense or settlement of any claim, loss, or legal proceeding which involves or is likely to involve the Reinsurer. All payments of claims or losses by the Company within the terms and limits of its polices which are within the limits set forth in the Article entitled Limits and Retention shall be binding on the Reinsurer, subject to the terms of this Agreement.

ARTICLE XI – RECOVERIES

The Company shall pay to or credit the Reinsurer with the Reinsurer’s portion of any recovery obtained from salvage, subrogation, or other insurance. Adjustment Expense for recoveries shall be deducted from the amount recovered. However, if the Adjustment Expense incurred in obtaining recoveries exceeds the amount recovered, if any, the excess Adjustment Expense shall be apportioned between the parties in proportion to the liability of each party for the loss before the recovery was obtained.

The Reinsurer shall be subrogated to the rights of the Company to the extent of its loss payments to the Company. The Company agrees to enforce its rights of salvage, subrogation, and its rights against insurers or to assign these rights to the Reinsurer.

If the reinsurance hereunder is on a share basis, the recoveries shall be apportioned between the parties in the same ratio as the amounts of their liabilities bear to the loss. If the reinsurance hereunder is on an excess basis, recoveries shall be distributed to the parties in an order inverse to that in which their liabilities accrued.

ARTICLE XII – TERRORISM EXCESS RECOVERY

A.	For purposes of this Article:

1.	“Act” shall mean the Terrorism Risk Insurance Act of 2002, any amendments thereto and any regulations promulgated thereunder.

2.	“Affiliate,” “Insured Losses,” and “Program Year” shall have the meanings provided in the Act.

3.	“Company” shall include the Company and all affiliates.

B.	To the extent that an Insured Loss is otherwise payable hereunder, the reinsurance provided by this Agreement shall apply only to the portion of liability, loss, cost and/or expense retained by the Company net of any federal assistance pursuant to the Act. This reinsurance shall not apply to any fines, civil penalties or surcharges assessed pursuant to the Act.

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C.	The respective liability of the Reinsurer and of the Company for Insured Losses in any Program Year under this Agreement shall each be reduced by the ratio that the financial assistance available to the Company under the Act for that Program Year bears to the Company’s total Insured Losses for the same Program Year.

D.	The parties recognize that, for any Program Year, the Reinsurer may without waiver of the foregoing Paragraphs make payments for Insured Losses which, together with available financial assistance under the Act and the Company retentions and/or deductibles hereunder, exceed the Company’s Insured Losses. In such event, the Reinsurer’s proportional share of all such excess recovery (hereafter “Reinsurer’s Excess Share”) shall inure to the benefit of the Reinsurer. All excess recovery described in this Paragraph shall be allocated to the Reinsurer and the Company in proportion to the respective liability of each for Insured Losses, net of federal assistance under the Act, salvage, subrogation and other similar recoveries, as applicable.

E.	In the event of a Reinsurer’s Excess Share, the Company shall:

1.	Promptly pay the Reinsurer’s Excess Share to the Reinsurer; or

2.	Upon request of the Reinsurer at any time and at the Reinsurer’s sole discretion, instead assign to the Reinsurer its rights to recover directly from the federal government any portion of Reinsurer’s Excess Share not already paid to the Reinsurer. The Company shall cooperate with and assist the Reinsurer, at its own expense, to the extent reasonably necessary for the Reinsurer to exercise those rights. If the Reinsurer is unable, for any reason, to exercise any right assigned to it by the Company pursuant to this Article, the Company shall pay the Reinsurer’s Excess Share to the Reinsurer as if no assignment had taken place.

F.	In the event of an Insured Loss, the Company shall provide the Reinsurer with a monthly report detailing claim settlement activities and financial assistance under the Act. Calculations for each Program Year shall continue to be made until the settlement of all Insured Losses covered hereunder. To the extent that the Company allocates Insured Losses and/or federal assistance under the Act among affiliates, claims, contracts or otherwise in any manner which impacts the reinsurance provided hereunder, the Company shall apply a reasonable allocation method acceptable to the Reinsurer.

ARTICLE XIII – ERRORS AND OMISSIONS

The Reinsurer shall not be relieved of liability because of an error or accidental omission of the Company in reporting any claim or loss or any business reinsured under this Agreement, provided that the error or omission is rectified promptly after discovery. The Reinsurer shall be

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obligated only for the return of the premium paid for business reported but not reinsured under this Agreement.

ARTICLE XIV – SPECIAL ACCEPTANCES

Business not within the terms of this Agreement may be submitted to the Reinsurer for special acceptance and, if accepted by the Reinsurer, shall be subject to all of the terms of this Agreement except as modified by the special acceptance.

ARTICLE XV – RESERVES AND TAXES

The Reinsurer shall maintain the required reserves as to the Reinsurer’s portion of unearned premium, if any, claims, losses, and Adjustment Expense.

The Company shall be liable for all premium taxes on premium ceded to the Reinsurer under this Agreement. If the Reinsurer are obligated to pay any premium taxes on this premium, the Company shall reimburse the Reinsurer, however, the Company shall not be required to pay taxes twice on the same premium.

ARTICLE XVI – OFFSET

The Company or the Reinsurer may offset any balance, whether on account of premium, commission, claims or loses, Adjustment Expense, salvage, or otherwise, due from one party to the other under this Agreement or under any other agreement heretofore or hereafter entered into between the Company and the Reinsurer.

ARTICLE XVII – INSPECTION OF RECORDS

The Company shall allow the Reinsurer to inspect, at reasonable times, the records of the Company relevant to the business reinsured under this Agreement, including the Company’s files concerning claims, losses, or legal proceedings which involve or are likely to involve the Reinsurer. The Reinsurer’s right of inspection shall continue after the termination of this Agreement.

ARTICLE XVIII – ARBITRATION

All unresolved differences of opinion between the Company and the Reinsurer relating to this Agreement, including its formation and validity, shall be submitted to arbitration consisting of one arbitrator chosen by the Company, one arbitrator chosen by the Reinsurer(s), and a third arbitrator chosen by the first two arbitrators.

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The party demanding arbitration shall communicate its demand for arbitration to the other party by registered or certified mail, identifying the nature of the dispute and the name of its arbitrator, and the other party shall then be bound to name its arbitrator within 30 days after receipt of the demand.

Failure or refusal of the other party to so name its arbitrator shall empower the demanding party to name the second arbitrator. If the first two arbitrators are unable to agree upon a third arbitrator after the second arbitrator is named, each arbitrator shall name three candidates, two of whom shall be declined by the other arbitrator, and the choice shall be made between the two remaining candidates by drawing lots. The arbitrators shall be impartial and shall be active or retired officers of property or casualty insurance or reinsurance companies.

The arbitrators shall adopt their own rules and procedures and are relieved from judicial formalities. In addition to considering the rules of law and the customs and practices of the insurance and reinsurance business, the arbitrators shall make their award with a view to effecting the intent of this Agreement.

The decision of the majority of the arbitrators shall be in writing and shall be final and binding upon the parties.

Each party shall bear the cost of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and other costs of the arbitration. In the event both arbitrators are chosen by one party, the fees of all arbitrators shall be equally divided between the parties.

The arbitration shall be held at the times and places agreed upon by the arbitrators.

ARTICLE XIX – INSOLVENCY OF THE COMPANY

In the event of the insolvency of the Company, the reinsurance proceeds will be paid to the Company or the liquidator, with reasonable provision for verification, on the basis of the claim allowed in the insolvency proceeding without diminution by reason of the inability of the Company to pay all or part of the claim, except as otherwise specified in the statutes of any state having jurisdiction of the insolvency proceedings or except where the Agreement, or other written agreement, specially provides another payee of such reinsurance in the event of insolvency.

The Reinsurer shall be given written notice of the pendency of each claim against the Company of the policy(ies) reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceedings. The Reinsurer shall have the right to investigate each such claim and to interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defenses which they may deem available to the Company or its liquidator. The expense thus incurred

15. No. TP1600E

by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, by their duly authorized representatives as of the following dates:

In Bala Cynwyd, Pennsylvania, this 18th day of AUGUST, 2003.

ATTEST:	PHILADELPHIA INDEMNITY COMPANY PHILADELPHIA INSURANCE COMPANY

FLORENCE R. MCCALLUM	CHRISTOPHER J. MAGUIRE

And in Armonk, New York, this	8th day of AUGUST, 2003.

ATTEST:	SWISS REINSURANCE AMERICA CORPORATION

PETER THOMSON	MATTHIAS WEBER

Member of Management	Member of Senior Management

BH: jh
PHIL IDEMN-1600E

16. No. TP1600E

SUPPLEMENT TO THE ATTACHMENTS

DEFINITION OF IDENTIFICATION TERMS USED WITHIN THE ATTACHMENTS

A.	Wherever the term “Company” or “Reinsured” or “Reassured” or whatever other term is used to designate the reinsured company or companies within the various attachments to the reinsurance agreement, the term shall be understood to mean Company or Reinsured or Reassured or whatever other term is used in the attached reinsurance agreement to designate the reinsured company or companies.

B.	Wherever the term “Agreement” or “Contract” or “Policy” or whatever other term is used to designate the attached reinsurance agreement within the various attachments to the reinsurance agreement, the term shall be understood to mean Agreement or Contract or Policy or whatever other term is used to designate the attached reinsurance agreement.

C.	Wherever the term “Reinsurer” or “Reinsurers” or “Underwriters” or whatever other term is used to designate the reinsurer or reinsurers in the various attachments to the reinsurance agreement, the term shall be understood to mean Reinsurer or Reinsurers or Underwriters or whatever other term is used to designate the reinsuring company or companies.

INSOLVENCY FUNDS EXCLUSION CLAUSE

This Agreement excludes all liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - U.S.A.

N.M.A. 1119

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph 1. of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and critical facilities as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of spent nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph 2. III. above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operation of paragraphs 1. and 2. of this Clause, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith, except that this paragraph 3. shall not operate:

(a)	where the Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January, 1960, this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operation of paragraphs 1., 2. and 3. of this Clause, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given to it by the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

NOTE: - Without in any way restricting the operation of paragraph 1. hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December, 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December, 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December, 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

N.M.A. 1119

LARGE INSURABLE VALUES EXCLUSION CLAUSE

(Applies to Loss Occurrences involving an event of Terrorism)

This Agreement does not cover Policies issued to a company or group of companies where the sum of:

1.	total full values, whether insured or not, for all buildings and contents, and

2.	total sums insured for Business Interruption and/or Extra Expenses,

exceeds a limit of $500,000,000 each location at the time when reinsurance coverage would have attached, but for this exclusion.